Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-8

SolarEdge Technologies, Inc.

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value 0.0001 per share	457(c); 457(h)	5,000,000(2)	$260.4 (3)	$1,300,200,000.00	$92.70 per $1,000,000	$120,528.54
Total Offering Amounts					$1,300,200,000.00		$120,528.54
Total Fee Offsets (4)							$0.00
Net Fee Due							$120,528.54

(1)
Pursuant to Rule 416(a) under the Securities Act, this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of the outstanding shares of the Registrant’s Common Stock.

(2)
Represents additional shares of the Registrant’s Common Stock reserved for issuance under Registrant’s 2015 Global Incentive Plan (the “2015 Plan”) pursuant to the provisions of the 2015 Plan that provide for an automatic annual increase in the number of shares reserved for issuance under the 2015 Plan.

(3)
Estimated in accordance with Rules 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee based upon the average of the high and low prices of the Registrant’s Common Stock as reported on the NASDAQ Global Select Market on February 18, 2021.

(4)	The Registrant does not have any fee off-sets.